Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Grid Dynamics Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)(2)

Fees Previously Paid	-	-	-	-	-	-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
Total Offering Amounts						-		-
Total Fees Previously Paid								-
Total Fee Offsets								-
Net Fee Due								-

(1)	An unspecified aggregate initial offering price or number of the securities identified above is being registered as may from time to time be offered, reoffered or resold, at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are represented by depositary shares. In accordance with Rules 456(b) and 457(r) under the Securities Act, Grid Dynamics Holdings, Inc. is deferring payment of all of the related registration fees. In connection with the securities offered hereby, Grid Dynamics Holdings, Inc. will pay “pay-as-you-go registration fees” in accordance with Rule 456(b) under the Securities Act.

(2)	This Registration Statement also includes such indeterminate amount of common stock of Grid Dynamics Holdings, Inc. as may be issued in stock purchase units and that may be reoffered and resold on an ongoing basis after their initial sale in remarketing or other resale transactions by Grid Dynamics Holdings, Inc.